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                                                                   Exhibit 10.13
                                                              Start Date 3/15/04

[ACTIVBIOTICS LOGO] January 9, 2004

Steven C. Gilman, Ph.D.
40 Prentiss Street
Cambridge, MA 02140

Dear Steve:

     We are pleased to offer you the full-time position of President and Chief Executive Officer of ActivBiotics, Inc. ("ActivBiotics" or the "Company"), reporting to the Board of Directors of the Company (the "Board"). You will also become a member of the Board. We are excited about the prospect of having you join our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals. This letter summarizes the terms of your employment.

     We would expect you to begin employment at a time to be mutually agreed early in the new year, but no later than FEBRUARY 15, 2004. Your salary will be $300,000 per annum, paid in accordance with such customary payroll practices of the Company. In addition, you will be eligible to receive a performance-based annual cash bonus of up to 33% of your base salary rate at yearend. Your eligibility for this bonus will be based on criteria that will be mutually agreed upon by you and the Board. The amount of any such bonus, and whether any such bonus will be awarded, will be determined by the Board in its sole discretion. (However, for clarity, your bonus for 2004 would not be reduced or prorated because you joined the company during the year). You must be employed by the company at the time of the bonus payment in order to maintain your eligibility for any bonus payment.

     You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other ActivBiotics employees. As long as you are employed with ActivBiotics and decide to continue with your already-existing health care coverage, the Company will reimburse you at the same rate as it does for employees who are covered under the Company's group health insurance plan. You will be eligible to accrue 30 days vacation for each full calendar year of employment with the Company, to be taken in accordance with the Company's policies.

     At the time you begin employment, you will be granted an option (the "Option"), at an exercise price equal to fair market value (as determined by the Board) at the time of grant, to purchase shares of the Company's common stock in an amount equal to 5% of all outstanding shares of the company's stock, on a fully diluted basis, as of the date of the grant (that is, taking into account all outstanding shares of preferred stock on an as-converted basis, and all outstanding shares of common stock, but not outstanding options).

     The Option will be subject to the terms and conditions of the Company's 2001 Equity Incentive Plan (the "Plan"), and the Stock Option Agreement that you will sign (the "Option Agreement"), which will include, among other things, a vesting schedule stating that the Option will vest 25% on the first anniversary of the date you sign this letter, and then 25% annually thereafter over a period of three years from such anniversary, provided you remain employed with the Company on each applicable

             ACTIVBIOTICS, INC 128 Spring Street Lexington, MA 02421
                          781-372-4800 Fax 781-274-9129
                              www.activbiotics.com

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vesting date. Please consult the Stock Option Agreement and the Plan for further information, which are attached hereto. Any additional options will be subject to the applicable option agreement and the option plan then in effect.

     Your employment with the Company will be on an "at-will" basis, which means that either you or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause, and with or without prior notice. If your employment is terminated by ActivBiotics without Cause or you resign for Good Reason (a "Qualifying Termination"), you will receive 6 months salary continuation payments at your base salary rate in effect as of your date of termination, paid in accordance with the Company's payroll practice then in effect, and for the period of salary continuation payments, the Company will continue to pay for or subsidize the health insurance benefits being provided by the Company to you to the same extent as the Company was paying for or subsidizing such health insurance benefits at the time of such termination. If after 6 months you do not have full-time employment as a senior executive in a biopharmaceutical company, the Company will continue your monthly salary continuation payments and benefits for another 6 months or until you find such employment whichever occurs first. Further, if the Qualifying Termination is a result of a Change of Control (as such term is defined in the Plan), then all of your unexercised Company stock options will become vested as of your date of termination. (At any time, you may elect to waive the acceleration of vesting of any unexercised option(s) that meet the requirements for incentive stock options under Section 422 of the Internal Revenue Code.) The Company's obligation to pay any such salary continuation and benefits, and to accelerate your unexercised Company stock options in such circumstances, is conditioned upon the Company having received a general release from you in a form and substance reasonable satisfactory to the Company.

     For purposes of this letter:

     "Cause" shall mean any one or more of the following: (i) your willful and continuing failure to perform your substantial responsibilities to the Company as CEO (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 30 days after receiving notice from the Board that sufficiently details the manner in which the Board believes that you have not substantially performed these responsibilities; (ii) your willful misconduct, fraud, or material dishonesty that results in material harm to the Company; (iii) your breach of fiduciary duty to the Company; (iv) your willful disregard of the rules or policies of the Company or directions from the Board that results in material harm to the Company; or (v) your material breach of the Noncompetition Agreement or any other agreement executed by you with the Company.

     Your resignation for "Good Reason" shall occur if (a) you provide written notice to the Board that you intend to resign due to (i) a substantial reduction in the nature or scope of your authorities, duties or reporting relationships that renders them inconsistent with the CEO position in the Company; or (ii) your removal as CEO of the Company (or its successor after a Change of Control (as such term defined in the Plan), including the failure of such successor to hire or retain you as CEO); or (iii) a non-diminimus reduction in your base salary or target bonus; or (iv) a reduction in benefits that is not applicable to all employees in the Company; or (v) a material breach by the Company of the terms set forth herein; or (vi) the Company's (or, after a Change of Control (as such term is defined in the Plan), its successor's) requiring you to be based at any office or location more than 25 miles from Cambridge, Massachusetts, or to travel on Company business

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to a substantially greater extent than would be consistent with the Company's maintaining corporate headquarters in Cambridge, Massachusetts (or at another location no more than 25 miles from Cambridge, Massachusetts); which notice sufficiently details the alleged Good Reason, and (b) the Board does not cure such alleged Good Reason within 30 days of your notice.

     Except as set forth in this or other applicable agreements, the Company shall have no other obligations to you upon the cessation of your employment other than payment of any accrued but unused vacation through the termination date. All payments and benefits described herein will be subject to applicable federal, state and local tax withholdings.

     The Company requires you to verify that the performance of the position at ActivBiotics does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to ActivBiotics.) Please provide us with a copy of any potentially conflicting agreements for our review. You will also be required to sign the Company's standard Noncompetition, Nondisclosure and Developments Agreements (the "Noncompetition Agreement") as a condition of your employment with the Company, which is enclosed.

     Finally, please provide us, for purposes of completing the 1-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

     This letter, the Noncompetition Agreement, and the Option Agreement, set forth the complete and sole understanding regarding the terms of your employment and supersede any and all other agreements, negotiations, discussions, proposals or understandings, whether oral or written, previously entered into, discussed or considered by the parties. If, in accepting this offer, you are relying on any other statements or representations you believe were made to you on behalf of the Company, please write them on the enclosed copy of this letter when you return it to me. You should not rely on them unless we confirm to you in writing that they are part of our offer.

     Steve, we are looking forward to having you join ActivBiotics. We look forward to receiving a signed copy of this letter from you as soon as possible acknowledging that you have accepted this offer of employment. This offer is open until THURSDAY, JANUARY 15TH, 2004.

                                        Sincerely yours,


                                        /s/ Raymond F. Baddour
                                        ----------------------------------------
                                        Raymond F. Baddour
                                        Chairman of the Board of Directors
                                        of ActivBiotics, Inc.

Accepted and Agreed to as of the 19th of January 2004
                                  Day     Month  Year


/s/ Steven C. Gilman
-------------------------------------
Steven C. Gilman